Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-281757) on Form S-3ASR, (No. 333-264901) on Form S-4, and (No. 333-258653) on Form S-8 of our report dated February 18, 2025, with respect to the consolidated financial statements of GXO Logistics, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 18, 2025